Exhibit 14.1

Brightman Almagor & Co.

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference of our report dated February 16, 2005,except for Note 15, as to which the date is April 9, 2006, included in Nova’s Annual Report on Form 20-F/A for the fiscal year ended December 31, 2004 into the Form S-8 Registration Statements for Nova Measuring Instruments Ltd., filed with the Securities and Exchange Commission on the following dates: September 13, 2000 (File No. 333-12546); March 5, 2002 (File No. 333-83734); December 24, 2002 (File No. 333-102193); March 24, 2003 (File No. 333-103981); May 17, 2004 (three files; File Nos. 333-115554, 333-115555, and 333-115556); March 7, 2005 (File No. 333-123158); December 29,2005 (File No.333-130745); and January 5, 2006 (two files; File Nos. 333-102193 and 333-115556).

Brightman Almagor & Co.

Certified Public Accountants

A member firm of Deloitte Touche Tohmatsu

Tel Aviv, Israel

Date: June 12, 2006